UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2015

DST SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-14036	43-1581814
(Commission File Number)	(I.R.S. Employer Identification No)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

(816) 435-1000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

DST Systems, Inc. (the “Company” or “DST”) through certain of its wholly-owned subsidiaries has completed a sale and leaseback transaction of three of its U.S. production facilities serving its Customer Communications business for proceeds totaling $107.3 million, before applicable taxes and transaction costs.
The Company's Customer Communications business provides solutions from campaign design and execution, analytics and consulting, to fulfillment and direct mail services. The production facilities, which will continue to operate as usual, are located in El Dorado Hills, CA, South Windsor, CT and Kansas City, MO.
The leases provide for an initial term of fourteen (14) years and further provide DST with options to extend the lease terms for two consecutive five year terms at then fair market rents. The total annual rent payments (combined for all three leases) for year one are approximately $7.8 million and include 2% annual rent escalations, resulting in approximately $8.9 million of annual rent expense.
In addition, the Company has entered into an agreement to consummate a substantially similar transaction involving its Canadian production facility in Markham, Ontario, Canada. The proceeds from the Canadian transaction are expected to approximate $21.7 million, before applicable taxes and transaction costs. The Canadian lease will provide for an initial term of twelve (12) years and further provide DST with an option to extend the lease for two consecutive five year terms at then fair market rents. The total annual rent payments for the Canadian lease for year one are approximately $1.2 million and include 2% annual rent escalations, resulting in approximately $1.4 million of annual rent expense.
When combined, the proceeds from the U.S. and Canadian transactions are expected to total approximately $129.0 million, before applicable taxes and transaction costs. Net proceeds from the transactions will be used in accordance with the Company’s ongoing plan to manage its capital structure.
A pre-tax gain of approximately $39.9 million on the combined sale transactions will be deferred and amortized on a straight-line basis over the future lease terms. Annual depreciation for the four facilities was approximately $6.1 million. DST expects these transactions to be approximately $0.02 dilutive to earnings per share on an annual basis, before consideration of the use of the proceeds.
Safe Harbor Statement
Certain material presented in this report includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this report that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “may,” “will,” “would,” “should,” “potential,” “strategy,” “anticipates,” “estimates,” “expects,” “project,” “predict,” “intends,” “plans,” “believes,” “targets” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this report to reflect new information, future events or otherwise.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 14th day of October, 2015.

DST Systems, Inc.

By: /s/ Gregg Wm. Givens

Name: Gregg Wm. Givens
Title: Senior Vice President, Chief Financial
Officer and Treasurer